EXHIBIT 10.16

                         Marketing Operations Agreement


         This Marketing Operations Agreement is between Multiband USA, Inc, ("MBUSA") a Minnesota Corporation, located at 9449 Science Center Drive, New Hope, Minnesota 55428 and Broadband Holdings, LLC, ("Broadband") a South Dakota LLC, located at 300 East 50th St. North, at Sioux Falls, South Dakota 57104

         Whereas, MBUSA and Broadband have entered into an Asset Purchase Agreement (Purchase Agreement) with Suncoast Automation Inc, (Suncoast) and Dauphin Technology Inc. (Dauphin) and

Now therefore the parties agree as follows:

1. MBUSA and Broadband will divide those assets and customers of the Suncoast acquisition in the following manner and do the following to complete the terms of the acquisition.

     1.1 Broadband will own all assets of the acquisition except for the installed SMATV equipment and SMATV work in progress as outlined in the Asset Purchase Agreement. SMATV equipment outlined in the acquisition shall be that exclusively of MBUSA. MBUSA and Broadband agree to exchange cross bills of sale as described on Schedule 1.1 attached hereto to document the division of assets stated herein. Multiband shall own in addition to the SMATV equipment and SMATV work in progress, joint right and interest in all Rights of entry Agreements as well as sole ownership of SMATV subscribers. Likewise, Broadband will have joint interest in all Rights of Entry Agreements and shall own exclusively the right to supply internet and advertising to properties covered by this agreement, whether completed, completed for SMATV or work in progress. Broadband will own internet and advertising customers exclusively. MBUSA has the sole right to provide voice and video services to Right of Entry customers jointly obtained via the Asset Purchase Agreement. Broadband has the sole right to provide internet and advertising services to Right of Entry customers jointly obtained via the Asset Purchase Agreement. Neither party to this agreement shall be responsible for any expenses incurred in the delivery of services which it does not provide or receive revenues from.

     1.2 MBUSA will Bank wire $161,616.22 dollars to Suncoast creditors as outlined in the Asset Purchase Contract.

     1.3 All excess funds that may arise from bank accounts, prepaid expenses, and accounts payable resulting from the Suncoast acquisition shall be that of Broadband.

     1.4 Within 15 days MBUSA will pay to Broadband an additional $138,383.78 to Broadband.

     1.5 MBUSA will assume or pay off the SMATV Highland Equipment Lease outlined in the Suncoast Asset purchase Agreement.

2. Broadband will retain all customers, contracts, and other assets not determined to be SMATV product from the Suncoast Asset Purchase.

3. MBUSA and Broadband, will execute a Marketing Operations Agreement for the video services to the current contracted properties listed in Exhibit A and the backlog properties listed in Exhibit B, which will be signed, by mutual agreement of the parties. Broadband will retain the right to provide Internet and advertising services to the properties, attached in Exhibit A and B. A "Marketing Operations Plan" will be developed and mutually agreed within 30 days of this agreement, this agreement will outline how the subject properties will be operated by Multiband USA.

4.   MBUSA  will pay  Broadband  additional  fees for the  Marketing  Operations
     Agreement

         4.1 $150,000 within 30 days from the completion of the Marketing Plan but no later than 60 days from the close of the Suncoast Asset Purchase Agreement, provided MBUSA does not elect to terminate the contract after inspecting the scheduled equipment in the Asset Purchase Agreement.

         4.2 Six Million (6,000,000) shares of the Common Stock, par value $.01, of MBUSA (the "Shares"). The shares shall be issued as follows: For every 1,000 verified active units delivered to MBUSA, MBUSA shall issue 125,000 shares to Broadband. In the event Right of Entry Agreements are obtained more quickly than MBUSA's build-out of the work in process, then MBUSA agrees to issue all shares up to 6,000,000 on a pro-rata basis based on the number of units contained in verified right of entry agreements. MBUSA and Broadband agree that MBUSA, at its sole option and discretion, shall have the right but not the obligation to convert at anytime said Common Stock into one share of Common Stock of Vicom, Inc. for every ten shares of MBUSA.

         4.3  For  purposes  of  4.2  a "verified  unit" is a Multiple  Dwelling
              Unit  or  time   share  unit for  which a Right of Entry  Contract
              has been obtained by Broadband or by MBUSA.

5.   The Marketing Operations Plan will include the following provisions:

         5.1 MBUSA will own the customers of Suncoast for video services including SMATV and Pay Per View only (also referred to as tiered services).

         5.2 MBUSA will supply equipment, labor, and programming services to fulfill the requirements of all Exclusive Cable Development and Programming Services Agreements entered into for the properties listed on Exhibit A and B.

         5.3 Day to Day Operations: MBUSA will bill and collect for all subscriber services and handle all activities necessary to install, maintain, and provide quality services related to the subscribers.

         5.4 Profit Sharing: Net income from SMATV services will be divided as follows: net income will be split 50/50 for the duration of the Management Agreement and any subsequent renewals. Net income shall be defined as Revenues, not including taxes, less actual cost of subscriber programming services, property management commissions, call center expenses, maintenance, marketing, and project management as mutually agreed but not to exceed 13.5% of gross sales. No provision for any other expenses shall be incurred into this Profit Sharing equation. If, at the end of 1 year from the date of this agreement, actual management expenses exceed 13.5% of revenues on an annual basis, then Broadband shall have the option to take over management of the SMATV subscribers for the following 12 month period. However, if at the end of that 12 month period Broadband's actual management expenses exceed 13.5% of revenues on an annual basis, than management of the SMATV subscribers shall revert back to MBUSA for the duration of this Marketing Agreement.

              MBUSA shall not be entitled to any internet revenues initiated by Broadband. Broadband shall audit the records on a quarterly or annual basis, any payment differences or overpayments will be paid in 30 days.

              Profits: MBUSA shall deliver to Broadband a monthly profit sharing statement within 30 days after close of each month, accompanied by a profit sharing check.

              Losses: Buyer, may cease providing service to the subscribers in the event of three consecutive months of net losses or, in the alternative, four Months of net losses over any 12 month period. However, MBUSA and Broadband mutually agree that if either company plans to cease operations they will give 30 days notice and grant a first right of refusal for their right of entry agreements, equipment, and software.

         5.5 MBUSA shall be given a key or other means of physical access to each and every "head-end" room at the properties where video equipment exists.

6. Non Competition. The parties agree that this agreement covers a Joint Venture Agreement on SMATV services. MBUSA or its affiliates agree that it will not solicit these properties listed in Exhibit A and B or their owners or developers for SMATV or internet services. MBUSA will rely on Broadband to manage relationships with these properties, and their owners, managers or developers. In the event a Marketing Agreement is not completed, MBUSA and its director Vern Swedin, agree to refrain from contacting the properties developers or owners presented or the principals introduced as participants in this transaction for 1 year.

7. Completion of Negotiations, costs. We shall, upon acceptance of this letter by you, commence negotiations in good faith with respect to the final terms of the Marketing Operations Plan and the other agreements and documents contemplated by this letter, and shall use our best efforts to prepare all of the documentation necessary to complete and execute such Agreement so as to permit the Closing to occur as soon as reasonably practicable. Each party shall be responsible for its respective costs and expenses, including attorneys' fees and costs, incurred in negotiating this letter of intent and the other documents referenced herein.


8. Confidentiality. Each party agrees to hold confidential all matters relating to the transaction described herein (including the substance and form of this letter of intent and negotiations relating hereto). If the parties are unable or unwilling to complete the transaction contemplated by this letter of intent, it will return to the other party any statements, documents or other written information containing trade secrets or other confidential business information furnished by such other part or parties, and all copies thereof (other than work papers and work product), and that in any case it will not reveal to any third party any of the other party's trade secrets or confidential business information that the other party has provided to it; provided, however, that this obligation shall not apply to
     (a) any information which was known to the recipient party prior to disclosure thereof by the other party; (b) any information that was in the public domain prior to disclosure thereof by the other party, as evidenced by public or published information or trade sources; (c) any information which comes into the public domain through no fault of the recipient party; or (d) any information which is disclosed to the recipient part by a third party who has a legal right to make such disclosure. The parties' obligations under this Paragraph 8 shall survive the termination of this letter of intent. The parties acknowledge and agree that such confidential information is proprietary to the disclosing party, and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to the disclosing party. Each party hereby agrees that if it shall engage in any act in violation of such provisions, the disclosing party shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting the such party from engaging in such act.

9. Governing Law. This Agreement shall be construed in accordance with, and governed by the substantive laws of, the State of Minnesota, without reference to principles governing choice or conflicts of laws. Each party hereby submits to the jurisdiction of the state and federal courts sitting in the State of Minnesota.

10. Arbitration. Any controversy, dispute or claim arising out of or in connection with this letter of intent shall be conclusively resolved, at the request of either party, by arbitration conducted in the State of Minnesota in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association, except there shall be only one (1) arbitrator and the rules applicable to discovery in civil actions generally shall be available to both parties up to 120 calendar days after the filing of the petition for arbitration by either party hereto. A judgment based upon the determination made in such arbitration may be entered by any state or federal court having jurisdiction thereof. As part of the award, the arbitrator shall allocate in his or her discretion all costs of the arbitration, including the fees of the arbitrator and reasonable attorney's fees and costs incurred by the prevailing party.